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                                                                       EXHIBIT 8

                                  May 7, 1997

Poland Communications, Inc.
One Commercial Plaza
Hartford, CT 06103-3585

Dear Sirs:

     We have acted as special United States federal income tax counsel to Poland Communications, Inc. (the "Company") in connection with the exchange by the Company of its 9 7/8% Series B Senior Notes due 2003 for any and all of its outstanding 9 7/8% Senior Notes due 2003 (the "Exchange Offer") pursuant to the Prospectus dated May 7, 1997 (the "Prospectus").

     As special United States federal income tax counsel to the Company we have examined the Prospectus and such other documents and records as we deemed necessary and relevant for rendering our opinion as to the principal United States federal income tax consequences of the Exchange Offer.

     On the basis of the foregoing, and assuming that all relevant documents have been, or will be, validly authorized, executed and delivered by all the relevant parties, we are of the opinion that, under present United States federal income tax laws and subject to the limitations and qualifications set forth below, the material United States federal income tax consequences to holders whose Old Notes are exchanged for Exchange Notes in the Exchange Offer are as follows: Because the Exchange Notes will not be considered to differ materially either in kind or in extent from the Old Notes, the exchange of the Old Notes for the Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes pursuant to Section 1001 of the United States Internal Revenue Code of 1986, as amended. As a result, no material United States federal income tax consequences will result to holders exchanging Old Notes for Exchange Notes. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and individuals who are not citizens or residents of the United States) may be subject to special rules not discussed herein.

     The foregoing is based on the United States Internal Revenue Code of 1986, as amended, regulations thereunder, and administrative pronouncements and judicial decisions relating thereto, all as of the date hereof. Subsequent developments could have a material effect on this opinion.

     We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption "Income Tax Considerations" in the prospectus forming a part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Security.

                                          Very truly yours,

                                          BAKER & McKENZIE

TOD/JOD